                           Biofiltration Systems, Inc.
                              2341 Porter Lake Dr.
                                    Suite 101
                                  Sarasota, FL

April 1, 2000

Mr. Jay Knabb, President
BeachAccess.Net, Inc.
9618 North Kings Highway
Myrtle Beach, SC 29572

             RE: Purchase of All BeachAccess.Net, Inc. Common Shares

Dear Jay:

This binding Letter of Intent ("Letter of Intent") shall confirm our mutual intentions to engage in exclusive negotiations toward a formal agreement (the
"Agreement") by which Biofiltration Systems, Inc. ("Purchaser") would purchase, and BeachAccess.Net, Inc. and/or its undersigned shareholder "Jay Knabb"
("Seller") would sell, all of the common stock of BeachAccess.Net, Inc. for a contemplated purchase price as outlined in Exhibit "A" attached hereto (the
"Purchase Terms").

While we anticipate that all of the terms and conditions will be fully set forth in a later Purchase Agreement, we confirm our current mutual agreement to be as follows:

      1.   This letter supercedes all prior and previous versions of all agreements verbal, written, or otherwise implied or expressed between all parties herein.

      2.   Negotiation of Definitive Agreements. We shall proceed to engage in negotiations in an attempt to agree upon and execute the Purchase
           Agreement at the Purchase Price incorporating each of the material terms set forth herein.

      3.   Confidentiality; Public Announcements. Purchaser and Seller shall maintain the confidentiality of and shall not disclose any of the terms of this Letter of Intent (including its existence or the fact that the parties are in negotiations) and any other information related to the other party so required shall provide the other party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure). It is understood that all press releases or other public communications of any sort relating to release for publication thereof, shall be subject to the approval of each of the parties hereto; provided, however, that the parties shall be entitled to make such disclosures as may be required pursuant to applicable law or the lawful requirements of any governmental agency or by order of a court of competent jurisdiction.

      4.   Exclusivity.  The Seller agrees that he shall not negotiate with any parties other than Purchaser and/or affiliates thereof with respect to a purchase of common stock of BeachAccess.Net, Inc. for a  period of sixty (60) days from and after the execution of this Letter of
           Intent by and its delivery to Purchaser.

      5.   Employee Contract Terms.  After the closing of the transaction set forth in the Purchase Agreement, Purchaser shall consent to entering into employment contracts with the individuals identified on Exhibit
           "B" to this Letter of Intent, with the salary levels, duration and severance provisions respectively set forth in Exhibit "B" for each such individual.  The foregoing employment contracts shall have such other reasonable and customary provisions as may be approved by
           Purchaser.

      6.   Effect of this Letter of Intent. This Letter of Intent is intended as a binding contract between the parties. It shall be mutually enforceable by each party against the other.

Please acknowledge that this Letter of Intent correctly sets forth our agreement by countersigning the enclosed supplicate original of this Letter of Intent in the space provided below and returning one fully executed original to me.

Sincerely,

/s/ Al Keyser

Al Keyser
President

AGREED AND ACCEPTED:

By: /s/ Jay Knabb
      --------------------
Date: 4/24/2000
         -----------------

                                    EXHIBIT A

This Exhibit "A" is made a part of a Letter Of Intent dated April 1, 2000 by and between Al Keyser and Jay Knabb.

The Purchase Price of the shares of BeachAccess.Net, Inc. shall be based upon the net Income, twelve months hence as outlined below:

      1.   Seller is to receive 20,000 pre-split shares of free trading stock of
           Biofiltration Systems, Inc., plus

      2.   Seller is to receive 20,000 pre-split shares of 144 restricted stock of Biofiltration Systems, Inc. which Seller agrees not to sell any share prior to 90 days from the date of April 1, 2000.

      3.   Seller is to receive 1,750,000 post-split free-trading shares in compensation for releasing all encumbrances of BeachAccess.Net.

      4.   Seller is to receive 19,250,000 post-split of stock to be restricted for the period of twelve (12) months, not to be sold before the restriction is expired.

      5.   The total shares involved in this transaction is 250,000 shares before the 100 for 1 forward split and 25,000,000 shares after the split.

                                    EXHIBIT B

This Exhibit "B" is made a part of a Letter of Intent dated April 1, 2000 by and between Al Keyser and Jay Knabb.

The following are some of the terms and conditions that shall be made a part of any employment agreement or reference to compensation within the Purchase
Agreement.

      1.   Jay Knabb shall receive a salary of $3,000/month for the first 5 months and $5,000 thereafter to serve  as Vice President of Internet
           Operations.

      2.   Tommy Smothers shall receive a salary of $3,000/month.